International Star Announces Approval Of Permits For Next Phase Of Exploration On Detrital Wash Property. In Addition, A Ground Breaking Ceremony Has Been Planned for March 30, 2005 And A Schedule For Drilling To Begin Has Been Finalized.

For Immediate Release

HENDERSON, Nev./EWORLDWIRE/March 25, 2005 --- International Star, Inc. (Pink Sheets: ILST) today announced that it has completed the application process to gain permits necessary to further its exploration efforts on the Company’s Detrital Wash properties in Mohave County, Arizona. Additionally, the Company has set a date and time for the Ground Breaking Ceremony and the start of drilling on the property.

Ground Breaking Ceremony Planned

International Star, Inc. is pleased to announce their plans for a Ground Breaking Ceremony to take place Wednesday, March 30, 2005,on the Detrital Wash Property, Mile Marker 22, Highway 93, Mohave County, Arizona. The day’s festivities will begin with a Question and Answer Brunch for attending shareholders at the Sunset Station Hotel & Casino at 10:00 A.M. PST. The Ground Breaking Ceremony will begin on site at 2:00 P.M. MST and will be followed by a Question & Answer session including the mining contractor and mining engineer.

The general public, news media, and shareholders are invited to attend the Ground Breaking Ceremony. Shareholders wishing to attend the Q&A Brunch should R.S.V.P. to Dottie McNeely at 702-897-5338 by March 29, 2005, at 5:00 P.M. PST.

Drilling To Begin

International Star, Inc. has engaged Zereko Nevada, Inc., a Nevada corporation, to continue the Company’s exploration efforts on its Detrital Wash property. Zereko Nevada has assigned Mr. Karel R. Pieterse, P. Eng., of Sudbury, Ontario, as the mining engineer directing the work efforts on the Detrital Wash project.

Mr. Karel R. Pieterse, Project Engineer, has comprehensive engineering and mining expertise, leading and executing difficult projects worldwide. (Curriculum Vitae available at http://istarnevada.com/bio/pieterse.aspx)

Additional Funding

Since December 31, 2004, International Star has secured additional funding in the manner of private placements agreements totaling $242,525 in exchange for 2,460,375 shares of Common Stock. This additional funding will be used for this phase of exploration on the Detrital Wash Property.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338